Exhibit 10.3

FIREEYE, INC.

June 27, 2016
Travis Reese
c/o FireEye, Inc.

Dear Travis:
This letter agreement (the “Agreement”) is entered into between FireEye, Inc. (the “Company” or “we”) and Travis Reese (“you”). The purpose of this Agreement is to confirm the current terms and conditions of your employment.
1.Position. Your current title is President, and you will continue to report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. Your current salary is $335,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company under the Company’s Employee Incentive Plan (the “Incentive Plan”) or any successor plan. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors (the “Board”) and/or the Compensation Committee of the Board (the “Compensation Committee”), as applicable. Your current annual target bonus is equal to $268,000. The terms and conditions of your bonus will be set forth in the Incentive Plan. The determinations of the Board and/or the Compensation Committee, as applicable, with respect to your bonus will be final and binding.
3.Relocation and Relocation Benefits. You agree that you will relocate your primary business location to the Company’s headquarters in California no later than August 1st, 2016 (the “Relocation”). In support of the Relocation, the Company will reimburse you for (or directly pay on your behalf) (i) your reasonable, approved and documented expenses incurred in relocating your household to California and (ii) up to $10,000 per month of your actual and documented housing rental expenses in California that you incur, during the two year period after the date of the Relocation, while you provide Qualifying Service (as defined below). Any reimbursements or payments described in the previous sentence that are determined to be taxable to you will be subject to applicable tax withholding, and all reimbursements and payments for taxable relocation expenses described in clause (i) of the previous sentence will be made no later than March 15, 2017. For purposes of this Agreement, the term “Qualifying Service” means both (1) your serving as President of the Company and (2) your primary business location being the Company’s headquarters in California. In addition,

Travis Reese
June 27, 2016

in support of the Relocation, management of the Company will recommend that the Compensation Committee grant you restricted stock units convertible into 50,000 shares of the Company’s Common Stock (the “Relocation RSUs”). The Relocation RSUs will be granted pursuant to the Company’s 2013 Equity Incentive Plan and will be subject to the Company’s standard form of award agreement and Compensation Committee approval. The Relocation RSUs will vest in full on August 15, 2017, subject to (x) the Relocation occurring no later than August 1st, 2016 and (y) you providing continuous Qualifying Service from the date of the Relocation through August 15, 2017.
4.Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
5.Equity Awards. You have received equity awards from the Company and these awards shall continue to be in full force and effect and governed by the terms set forth therein, as modified by the Company’s Change of Control Severance Policy for Officers and your participation agreement thereunder (the “Severance Policy”).
6.Severance & Change of Control Benefits. As an executive officer of the Company, you are eligible for benefits in the Severance Policy. Accordingly, your potential severance and change of control benefits and the terms and conditions thereof shall be set forth in the Severance Policy. You acknowledge that the Relocation is with your consent and therefore is not grounds for your resignation for “Good Reason” under the Severance Policy.
7.Proprietary Information and Inventions Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement reaffirms that the terms of the Company’s Proprietary Information and Inventions Agreement that you executed in connection with your hire (the “PIAA”) continue to be in effect.
8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete Agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
9.Tax Matters.
(a)Withholding. All forms of compensation and reimbursement referred to in this Agreement (including, but not limited to, any payments contemplated by Section 1, Section 2

Travis Reese
June 27, 2016

or Section 3 of this Agreement) are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)Section 409A. The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”), and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed under Section 409A.
(c)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board or Compensation Committee related to tax liabilities arising from your compensation.
10.Interpretation, Amendment and Enforcement. This Agreement, together with the PIAA, the Severance Policy and the Key Employee Non-Competition Agreement dated as of December 16, 2013 between you and the Company, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including, but not limited to, your offer letter with the Company dated December 26, 2013, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.
* * * * *

Travis Reese
June 27, 2016

We are extremely excited about your continued employment with FireEye!
Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

FIREEYE, INC.

By:	/s/ Kevin Mandia
Chief Executive Officer

I have read and accept this employment offer:

/s/ Travis Reese
Travis Reese

Dated:	July 20th, 2016